FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
ACQUISITION OF UNITRANS INTERNATIONAL

Cudahy, WI - March 14, 2014 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS) announced today that it has acquired all of the outstanding stock of Unitrans International Corporation, a leading high-quality, non-asset based provider of international logistics solutions based in Los Angeles, California. The total purchase price of $55.5 million was financed by borrowings under Roadrunner’s credit facility. Unitrans offers its customers international ocean and air transportation management, customs house brokerage, and domestic logistics solutions, with a focus on complex, cold chain, and high value shipments.

Mark DiBlasi, President and CEO of Roadrunner, said, “As we have indicated, one of our key strategic objectives is expanding our international capabilities to meet our customers’ total transportation and logistics needs. The addition of Unitrans diversifies and expands our existing global supply chain solution and brings a well-run company with a proven track record of high service quality to Roadrunner.

“Unitrans has an excellent leadership team led by Andrew Schadegg and Chris Amberg. Andrew and Chris have been integral in defining Unitrans’ strategy and shaping its culture, and will remain in place to help us realize growth in our international platform.”

In 2013, Unitrans generated revenues of approximately $84 million. Unitrans is expected to be accretive to Roadrunner’s earnings in 2014.

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload logistics, transportation management solutions, intermodal solutions, freight consolidation, inventory management, expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions. For more information, please visit Roadrunner’s website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance, including statements regarding Unitrans’ service offerings, the diversification and expansion of Roadrunner’s service offerings by the addition of Unitrans; Roadrunner’s strategic objectives, including expanding its international capabilities; the growth in Roadrunner’s international platform; and Roadrunner’s expectation that Unitrans will be accretive to Roadrunner’s earnings in 2014. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster,
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com

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